UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) – January 21, 2015 (January 14, 2015)

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54305	20-1945088
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

39550 Orchard Hill Place Drive, Novi, Michigan	48375
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (248) 596-5900

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

 Item 2.05    Costs Associated with Exit or Disposal Activities

On January 21, 2015, Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper-Standard Automotive Inc. (“Cooper Standard”), announced its intention to restructure its European manufacturing footprint based on current and anticipated market demands. The restructuring effort aims to further improve Cooper Standard’s European capability by removing excess capacity, improving cost structure and shifting some production to its Eastern European facilities. Actions include consolidation of operations to improve efficiencies and closure or downsizing of certain facilities with high costs and unutilized capacity in Western Europe, including Germany and France. We expect to complete these restructuring activities by the end of 2017. The actions announced today are subject to consultation with employee works councils and other approvals.

Cooper Standard expects to recognize total expense related to these actions of approximately $120-125 million over the next three years, of which approximately $115-120 million will be in cash. The cash expenditures include severance, retention payments, relocation of equipment, training, start-up and other costs related directly to the restructuring activities. In addition, Cooper Standard expects to incur $10-15 million of capital expenditures to facilitate the restructuring efforts. Cooper Standard anticipates these restructuring activities to provide approximately $50-55 million in annualized savings upon completion.

A copy of the company’s press release, dated January 21, 2015, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are furnished pursuant to Item 9.01 of Form 8-K:

 99.1    Press Release dated January 21, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Cooper-Standard Holdings Inc.

/s/    Aleksandra A. Miziolek
Name:    Aleksandra A. Miziolek
Title:    Senior Vice President, General Counsel and Secretary
Date: January 21, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated January 21, 2015.